AWARD/CONTRACT
1. This contract is a rated order under DPAS (15 CFR 350) page 1 of 55
2.  Contract (Proc. Inst. Ident.) No.
3.  Effective Date   01  Oct  94
4.  Requisition purchase request/project no.
5.  Issued by
Naval Sea Systems Command
Buyer/Symbol:  Carla J. Brown/SEA 0281L
2531 Jefferson Davis Hwy
Arlington, VA  22242-5160
Phone:  Area Code  703/602-1265
6.  Administered by (If other than Item. CODE Criticality
Designator;
Subship Puget Sound
2802 Wetmore Ave, Suite 500
Everett, WA  98201-3518
7.  Name and Address of Contractor
CEC No.
Todd Pacific Shipyards Corporation
1801 16th Avenue S.W.
Seattle, WA  98134
8.  Delivery
N/A
9. Discount for prompt payment
N/A
10.  Submit invoices
(4 copies unless otherwise specified)_To Address Shown In
11. Ship to/Mark for    N/A
12.  Payment will be made by:  N/A
13.  Authority for using other than full and open competition
N/A
14.  Accounting and Appropriation data    N/A
15a.  Item No.
15b.  Supplies/Services    See Section B
15c.  QTY
15d   Unit
15e.  Unit price
15f.  Amount
15g.  Total amount of contract SEE SECTION B
16.  Table of Contents
Xd    Sec.    Description     Page(s)
x A SOLICITATION/CONTRACT FORM    1
X B SUPPLIES OR SERVICES AND PRICES/COSTS   2
X C DESCRIPTION/SPECS/WORK STATEMENT    3
X D PACKAGING AND MARKING       5
X E INSPECTION AND ACCEPTANCE   5
X F DELIVERIES OR PERFORMANCE   5
X G CONTRACT ADMINISTRATION DATA    7
X H SPECIAL CONTRACT REQUIREMENTS   8
X I CONTRACT CLAUSES        18
X J LIST OF ATTACHMENTS     44
X K REPRESENTATIONS, CERTIFICATIONS AND
    OTHER STATEMENTS OF OFFERORS    45
X L INSTS., CONDS., AND NOTICES TO OFFERORS
X M EVALUATION FACTORS FOR AWARD

17.  (  )  CONTRACTORS NEGOTIATED AGREEMENT
(Contractor is required to sign this document and return ___ copies to issuing office.) Contractor agrees to furnish and deliver all items or perform all the services set forth or otherwise identified above and on any continuation sheets for the consideration stated herein. The rights and obligations of the parties to this contract shall be subject to and governed by the following documents: (a) this award/contract (b) the solicitation, if any, and (c) such provisions, representations, certifications and specifications as are attached or incorporated
by reference herein.   (attachments are listed herein.)
18.  AWARD    (Contractor is not required to sign this document.)
Your offer of Solicitation Number
including the additions or changes made by you which additions or changes are set forth in full above, is hereby accepted as to the items listed above and on any continuation sheets. This award consummates the contract which consists of the following documents: (a) the Governments solicitation and you offer, and
(b)  this award/contract.  No further contractual document is necessary.
19A.  NAME AND TITLE OF SIGNER:  (Type or print)
Roland H. Webb
19B.  NAME OF CONTRACTOR:  Roland H. Webb
19C.  Oct. 04/94
20A.  NAME OF CONTRACTING OFFICER
  J B HALL
  CONTRACTING OFFICER
20B:  UNITED STATES OF AMERICA
BY   JAB. HALL
20C.  02 NOV 94
NSN 7540-01-53-8069
PREVIOUS EDITION UNUSABLE
25-106
*U.S. GOVERNMENT PRINTING OFFICE 1983 0-380-498(91)
STANDARD FORM 26 (REV. 4-85)
Prescribed  by GSA
FAR (48 CFR)  53.214(a)

SCHEDULE
SECTION B--SUPPLIES OR SERVICES
Item 0001 - First Five Year Lease Period
a. The lump sum annual rental referred to in Lease Clause 2, Rent, subparagraph (b)(i) is $10,000. See Note A.
Item 0002 First Additional Five Year Lease Period (See Section F)
a. The lump sum annual rental referred to in Lease Clause 2, Rent, subparagraph (b)(i) is $10,000. See Note A.
Item 0003 Second Additional Five Year Lease Period (See
  Section F)
a. The lump sum annual rental referred to in Lease Clause 2, Rent, subparagraph (b)(i) is $10,000. See Note A.

Item 0004 Third Additional Five Year Lease Period (see Section F)
a. The lump sum annual rental referred to in Lease Clause2, Rent, subparagraph (b)(i) is $10,000. See Note A.
Note A:   Offeror shall fill in the proposed annual rent for the
Items 0001, 0002, 0003, and 0004.
SCHEDULE
SECTION C--DESCRIPTION/SPECIFICATIONS/WORK STATEMENT
Item 0001, and, if extended, items 0002, 0003 and 0004 - Floating Dry Dock YFD-54 (one piece timber dock) - The Government does hereby lease and rent floating Dry Dock YFD-54 to the Lessee and the Lessee does hereby hire and rent the same from the Government.
1.    GENERAL DESCRIPTION (Note: All figures are approximate)
Designed Lifting Capacity   5,000     tons
Length Overall   412     feet
Draft, Over Pontoon Deck   23   feet, 4 inches
Width, Overall Molded   90   feet
Draft, Maximum When Submerged   37   feet
Year Built   1943
2.    REQUIREMENTS
Immediately prior to delivery of the Dry Dock, Lessee will do the following:
(a) submit to the PCO the plans for the operating basin and mooring of the Dry Dock in accordance with Special Lease Requirement H-1, Operation and Use (these plans must be approved by the PCO before the Dry Dock is permanently moored);
(b) participate in an inspection of the physical condition of the Dry Dock and take a full and complete inventory in accordance with Special Lease Requirement H-2, Inspection and Inventory;
(c) furnish the PCO the insurance policies or other evidence of insurance required by Lease Clause 3, Insurance and Risk of Loss;
(d) submit to the PCO the Performance Bond required by Lease Clause 4, Performance Bond;
(e) furnish the PCO the towing plan as required in Lease Clause 11, Movement of Dock.
3.  CAUTION
THE DRY DOCK AND RELATED EQUIPMENT MATERIAL AND OTHER SUPPLIES ARE LEASED TO THE LESSEE ON AN AS is, WHERE IS BASIS WITHOUT WARRANTY OR REPRESENTATION OF ANY KIND, EXPRESS OR IMPLIED, ON THE PART OF THE GOVERNMENT. SEE LEASE CLAUSE 8, DISCLAIMER OF WARRANTY AND CONDITION OF DRY DOCK.
SCHEDULE
SECTION D--PACKAGING AND MARKING
Not Applicable to this Lease Agreement.

SECTION E--INSPECTION AND ACCEPTANCE
1. Inspection - See Lease Clause 8, Disclaimer of Warranty and Condition of Dry Dock.
2. Acceptance - The location at which the Lessee will accept the Dry Dock is either at its present location, Todd Pacific Shipyard Corporation, Seattle, WA, or the Inactive Ship Maintenance Facility, Bremerton, WA, and shall be in accordance with Section F, Deliveries or Performance.

SECTION F--DELIVERIES OR PERFORMANCE
1. Delivery - The location at which the Lessee will accept delivery and take custody of the Dry Dock is either at its current location, Todd Pacific Shipyard Corporation, Seattle, WA, or the Inactive Ship Maintenance Facility, Bremerton, WA.
2.    The place of performance of this lease shall be as set
forth below:
NAME   Todd Pacific, Shipyards Corporation
STREET ADDRESS   1801 16th Avenue S.W.
CITY/STATE/ZIP CODE   Seattle, WA  98134
3. This lease is for a period of five (5) years, commencing 01 Oct. ER 1994, unless this lease is terminated in accordance with Lease Clause 9, Termination by the Government, or Lease Clause 10, Termination by the Lessee. The Lessee has the right to extend this lease for three (3) additional terms of five (5) years each by giving written notice to the PCB at least-nine (9) months prior to expiration of the Lease term. The Lessees right to extend is conditional upon full compliance with all terms and conditions, including achievement and maintenance of the maximum certified rated capacity in accordance with Special Lease Requirement H-6, Safety Certification, and upon concurrence by the PCB.
4. After the delivery date specified in paragraph 3 above, the Lessee will, at its own expense, promptly remove the Dry Dock to the operating basin provided therefor, moor it therein, and furnish all facilities and accomplish all work required to place the Dry Dock in operation. Prior to delivery the Lessee will comply with the provisions set forth in Section C, paragraph 2, Requirements. In the event the Dry Dock is not delivered to the Lessee by reason of the Lessees failure to perform any of the Section C requirements or other obligations under this lease, or by reason of any other act, fault or failure of the Lessee, the Lessee will remain liable for the full performance of all the obligations of this lease including the payment of rent effective as of the date specified in paragraph 3 above for the commencement of the term . The Government will not be liable to the Lessee for damages or loss of profit by reason of any delay or failure to deliver the Dry Dock occasioned by an act or fault of the Government, however, in that event the date upon which the rental obligation commences will be adjusted to reflect the period of delay or failure to deliver the Dry Dock.
5. Return of the Dry Dock upon expiration or termination will be in accordance with Special Lease Requirement H-8, Return of Dry Dock.
SECTION G--CONTRACT ADMINISTRATION DATA
1. The Contract Administration Office is the office specified in Block 24 of Standard Form 33.
2. The Leasing Office Representative is as specified in Block 7 of Standard Form 33.
3. Enter below the address (street and number, city, county, state and zip code) of prospective Lessees facility which will administer the proposed contract if such address is different from the address shown on the cover page (Standard Form 33).
Name of Offer or Lessee

SCHEDULE
SECTION H--SPECIAL LEASE REQUIREMENTS
The following are the Special Lease Requirements of this Lease
Agreement:
   TITLE   PAGE
H-1   OPERATION AND USE   9
H-2   INSPECTION AND INVENTORY   9
H-3   NORMAL MAINTENANCE   10
H-4   DRY-DOCKING REQUIREMENTS   12
H-5   CAPITAL MAINTENANCE   13
H-6   SAFETY CERTIFICATION   14
H-7   PROTECTION OF THE ENVIRONMENT   14
H-8   RETURN OF DRY DOCK   14

SCHEDULE
H-1  OPERATION AND USE
(a) The Lessee has the right to use the Dry Dock at the shipyard in Seattle, WA , unless otherwise authorized by the PCB, in the performance of shipbuilding, ship repair and ship conversion work. The Lessee shall at all times give priority to work for the government as the Procuring Contracting Officer (PCO) or Administrative Contracting Officer (ACO) may require. The Lessee shall operate the dock in a manner consistent with the practices of the Marine Industry.
(b) In addition, the Lessee shall operate the dock using the guidelines for the procedures as detailed in the Docks Operating Manuals. The Lessees plans for the operating basin and the mooring of the Dry Dock are subject to the approval of the PCO, and the Dry Dock must be moored at the Shipyard in accordance with the plans as approved. In addition, the depth of the harbor must be dredged to a depth to ensure there is a minimum clearance of twelve (12) inches between the bottom of the dock and the harbor bottom and eighteen (18) inches between the top of blocks and ship at Mean Low Water (MLW).

H-2  INSPECTION AND INVENTORY
(a) Immediately prior to delivery of the Dry Dock to the Lessee, the Lessee and the ACO will conduct a joint inspection of the physical condition of the Dry Dock. A joint report of the findings will be made and will be conclusive evidence of the physical condition of the Dry Dock at the time of delivery to the Lessee.
(b) Also immediately prior to delivery of the Dry Dock to the Lessee, the Lessee and the ACO will conduct a full and complete inventory of all Government-owned property, including the current condition of all portable tools, shop machinery, spare parts and instruments, and all consumable supplies and materials on board the Dry Dock. A joint report of the dry dock inventory and condition will be made and will be conclusive evidence of the inventory of property on board the Dry Dock at time of delivery to the Lessee.
(c) Joint inspections and reports will also be made by both parties upon the termination or expiration of this lease. The findings of these reports will be conclusive evidence of the physical condition of the Dry Dock on the date of termination or expiration of this lease. In the event that the inventory discloses a deficiency in either quantity or quality of items aboard the Dry Dock, the Lessee, at its expense and, as directed by the PCO or the ACO, shall promptly deliver on board the Dry Dock such portable tools or instruments or such consumable supplies or materials required to correct any such deficiency.
In the event that the inventory discloses an excess quantity of portable tools or instruments or consumable materials or supplies, the Lessee may remove the excess quantity; if the Lessee does not promptly remove any such items, title to such excess quantity shall thereupon vest in the Government.

H-3  NORMAL MAINTENANCE
(a) From the time of delivery of the Dry Dock until the return of the Dry Dock, the Lessee, at the Lessees own expense, shall perform all normal maintenance, and in so doing is obligated to expend annually a minimum of $50,000 for normal maintenance and repair of the YFD-54. However, if the performance of maintenance requires the expenditure of funds in excess of the specified minimum amount, then the Lessee shall continue to perform, at the Lessees own expense, any normal maintenance that may be required to protect, preserve, repair and maintain the Dry Dock.
(b) Normal maintenance includes, but is not limited to, the following:
(1) Keep the slip and Dry Dock basin properly dredged and maintain the moorings in a manner which will permit the safe and efficient operation of the Dry Dock.
(2) Protect, preserve, repair and maintain the Dry Dock in good working order and condition in a manner consistent with practices of the marine industry and as prescribed in MIL-STD1625(SH) and all revisions in order to assure the full availability and utility of the Dry Dock at all times.
(3) Clean, test, paint, preserve and repair of the exterior and interior of accessible hull structures. Doubler plates are not an acceptable repair. Plating and structural members which are holed or wasted in excess of 25% of original design thickness must be cropped out and renewed.
(4) Blocking renewals, replacement of bilge runners and fenders, structural supports and cradle renewals. Replace deteriorated keel and bilge blocks and outriggers.
(5) Repairs, replacement or renewal, where necessary, Of parts of the pumping and flooding systems.
(6) Repair and maintain the electric power-generating and distribution systems.
(7) Repairs and calibrations of water level and draft indicating systems.
(8) Repairs and replacements or renewals of parts of service equipment such as compressed air, water, steam, carbon dioxide, fire protection and sewage systems.
(9) Repair and maintain cranes, capstans, flying bridges,ladders,ventilation systems, fittings and similar items.
(10) Repair and maintain interior and exterior Catholic
Protection System.
(11) Repair and replacement of Galvanic Anode (Sacrificial) zinc system.
(12) Operate for approximately a thirty (30) minute period every thirty (30) days all equipment not in regular use; except that Lessee may place any equipment not required for operation of the Dry Dock in an approved state of partially or totally immobilized preservation or storage at locations not aboard the Dry Dock. It is understood that the Lessee will, at its own expense, return and restore any preserved equipment to operating condition not later than the termination or expiration of this lease.
(13) The Lessee is required to perform an annual inspection of the Dry Dock. At the time of each annual inspection, the Dry Dock must be careened or inspected by underwater camera sufficiently to expose as much as possible of the exterior underwater hull in order to determine its condition. When this inspection discloses deterioration of the underwater hull, or the paint coatings thereon, the Dry Dock must be dry-docked and any necessary repairs including painting of the underwater hull and other underwater parts performed.
(c) The performance of maintenance is subject to the approval of, or may be directed in writing by, the PCO or ACO.
(d) If in any annual period the Lessee expends less than the minimum specified amount for normal maintenance, the unexpended balance will be carried over to the next year of the lease or be paid in cash as additional rent, at the election of the PCO.

(e) The Lessee is responsible for any loss or damage of the Dry Dock resulting from failure to comply with the provisions of this clause to the extent that the loss or damage is found by the PCO to constitute a risk not of the type customarily covered by insurance.
(f) Joint annual inspections and any other inspections that may be determined necessary by the PCO or ACO will be made of the material condition of the Dry Dock, including its machinery and equipment after performance of any maintenance work. Compliance with instructions, however, may not in itself be construed as a complete discharge of Lessees obligations to protect, restore, repair and maintain the Dry Dock.
(g) During the first six months of this lease, the Lessee shall submit to the ACO for review and comment and forwarding to the PCO for approval, a proposed normal maintenance program indicating the manner and time for the accomplishment of the normal maintenance work set forth in the above paragraphs, including an appropriate maintenance records system, in sufficient detail to show its adequacy as a normal maintenance program. The normal maintenance program must also include a planned timetable for the dry-docking the Dry Dock requirement in Special Lease Requirement H-4, Dry-Docking Requirements.

H-4  DRY-DOCKING REQUIREMENTS
In addition to the minimum normal maintenance requirements required in Special Lease Requirement H-3, Normal Maintenance, the Lessee, at its expense, shall also dry-dock the Dry Dock at least once during the basic term of five (5) years of the lease. The Dry Dock shall also be docked at Lessees expense every ten
(10) years thereafter, i.e., by the end of the second five year option. During the performance of this dry-docking of the Dry Dock requirement, the Lessee, at its own cost and expense, shall conduct a complete certified marine survey of the Dry Dock. The normal maintenance requirements which are identified in the Marine Survey report must be accomplished during the dry-docking of the Dry Dock. During this dry-docking, as a minimum, the underwater hull parts, both interior and exterior areas, must be cleaned, repaired, completely painted or treated as may be necessary.
H-5  CAPITAL MAINTENANCE
(a) Capital Maintenance is repair or restoration work that is beyond the scope of normal maintenance and is approved by the PCO. Capital Maintenance projects may either be requested by the Lessee or directed by the PCO.
(b) Any Capital Maintenance project must be submitted in writing to the ACO. Each request must include, as a minimum, the estimated costs to perform the work, broken down by material, subcontract costs, labor and burden costs, and the time required to perform the project. The ACO will review the request and forward the recommendation to the PCO. Work will not start until written approval is received from the PCO. Each project will be approved on a not to exceed cost basis. In circumstances where time is a factor, the Lessee may seek oral approval from the PCO after consulting with the ACO.
(c) To the extent that any directed repair or restoration work is determined to be Capital Maintenance, the audited, allocable and allowable costs incurred in performing such repair or restoration will be credited against the annual rent amounts, as approved by the PCO. However, the Government will not be obligated to credit the annual rent amounts unless prior written approval from the PCO has been obtained. Any disagreement by the Lessee with such determination is deemed a dispute within the meaning of Lease Clause 23, Disputes.
(d) For the purpose of determining the credit against the rental amounts to be paid, the amount to be allowed will be the approved not to exceed cost to perform such work adjusted on the basis of the audited, allocable and allowable actual costs as determined under the provisions of Lease Clause 27, Audit by Department of Defense. If the audited cost is less than the not to exceed cost authorized for repair or restoration, any authorized credit against the rent or reimbursement will be adjusted accordingly. If the audited cost is greater than the not to exceed cost authorized for repair or restoration, excess costs are deemed to be costs of performing normal maintenance. As such, these costs are at the Lessees expense.
(e) In no event is the Government under any obligation to credit the rental amounts for, or be required to approve, any alterations, additions or betterments to obtain certification or rectification in accordance with Special Lease Requirement H-6, Safety Certification. Any work performed to obtain certification or rectification will be performed at Lessees expense.
(f) The Lessee is not required to give notice to the PCO if the Lessee estimates that the cost of any repair or restoration is Five Hundred Dollars ($500.00) or less and the Lessee elects to perform such repair or restoration at its own expense.

H-6  SAFETY CERTIFICATION
(a) B the end of the third year of this lease (or before dry docking a U.S. Naval vessel, if earlier), Lessee shall obtain certification of the Dry Dock in accordance with MIL-STD-1625(SH) and all published revisions. Toward this end, this Lessee shall submit a complete Facility Certification Report in accordance with MIL-STD-1625(SH). The Lessee will achieve the maximum certified rated capacity obtainable without performing alterations, additions or betterments to the Dry Dock, as described in Lease Clause 12, Alterations. Participation in the maintenance program described in paragraph 4.10 of MIL-STD 1625(SH) is mandatory after the Dry Dock receives certification. There is no express or implied warranty of any kind regarding the condition of the Dry Dock with regard to certification pursuant to MIL-STD-1625(SH) or to any later published version or revision. Lessees failure to achieve or maintain certification may be grounds for the Navys termination of the lease in accordance with Lease Clause 9, Termination by the Government.
(b) In no event shall the Government be under any obligation to provide funds for, or be required to approve, any alterations, additions, or betterments to obtain certification or recertification. Failure to obtain certification or recertification shall in no event form the basis for any claim by the Lessee against the Government.
(c) The Navy does not guarantee U.S. Navy shipbuilding, ship repair or ship conversion work at the Dry Dock.

H-7  PROTECTION OF THE ENVIRONMENT
The Lessee shall comply with all Federal, state, and local environmental laws and regulations in existence or that may be hereinafter enacted that are applicable to the transportation, operation, and maintenance of the drydock.
H-8  RETURN OF DRY DOCK
(a) Except as may be directed under (f)(2) below, the place to which the Dry Dock is to be returned is the Inactive Ship Maintenance Facility, Bremerton, WA.
(b) Except as otherwise provided, before expiration, termination, or cancellation of the Lease, Lessee shall, at its own expense, restore the Dry Dock to as good a condition as when delivered to the Lessee and as improved thereafter by the Government or the Lessee, reasonable wear and tear excepted. An exception to the above is any loss of or damage to the Dry Dock for which the Lessee is relieved of liability under this Lease. In the event the Government terminates this lease upon less than thirty(30) days notice, the Lessee shall, at the election of the PCO, either
(i) have thirty (30) days from receipt of notice of termination to accomplish restoration, or (ii) pay to the Government as additional rent the cash equivalent of the cost of performing such work.
(c) Upon expiration of the Lease Term, or any extension thereof, or upon termination pursuant to Lease Clause 9, Termination by the Government, or upon termination or cancellation of the Lease Term by the Government under any other Lease Clause or provision of this lease, this lease will remain in full force and effect for a Standby Period of ninety (90) days from such expiration, cancellation, or termination of the Lease Term. However, in the event this lease is terminated by the Lessee pursuant to Lease Clause 10, Termination by the Lessee, then the Standby Period indicated above is one (1) year from the date of such termination. During the Standby Period all Lease Clauses, Special Lease Requirements and other provisions in the Schedule of this lease remain in full force and effect except that the Lessee is not permitted to use the Dry Dock nor is the Lessee required to pay additional rent. The PCO may terminate the Standby Period at any time either (i) upon thirty (30) days written notice to the Lessee, or (ii) if this lease is terminated pursuant to Lease Clause 9, Termination by the Government, subparagraph (a) or (b), upon notice to the Lessee of termination of the Standby Period.
(d) In effecting the return of the Dry Dock, the Lessee shall, at its own expense, carry out the following actions during the Standby Period: (i) establish liaison with the ACO and PCO and provide a plan for safe stowage of the Dry Dock, (ii) conduct a joint inspection with the ACO to verify accomplishment of preparation for safe stowage prior to the Governments accepting custody, and (iii) return the available Dry Dock blueprints, Booklet inspection report, and any other Dry Dock or dry-docking reports to the Government. During the Standby Period, the Lessee shall, at its own expense, continue to provide a secure mooring arrangement and the necessary security to protect the Dry Dock.
(e) The PCO reserves the right, with regard to the obligations set forth in the above paragraphs (c) and (d) either:
(1) to accept performance by the Lessee of all of the work specified in paragraphs (c) and (d) above;
(2) to direct the Lessee to perform any part of the work specified in paragraphs (c) and (d) above and to require the Lessee to pay to the Government as additional rent the cash equivalent of the cost of performing any such work that the Lessee did not perform prior to direction and that the PCO did not direct the Lessee to perform; or
(3) to require the Lessee in lieu thereof, to pay to the Government as additional rent the cash equivalent of the cost of performing all of such work.
If the parties are unable to agree on the amount representing the cost of performing such work, the Lessee shall pay to the Government in cash the amount the PCO determines; if the Lessee disputes the reasonableness of the amount, the dispute is deemed to be a dispute within the meaning of Lease Clause 23, Disputes.
(f) Upon expiration, cancellation, or termination of the Lease Term, and prior to the expiration of the Standby Period, the Lessee shall, at its own expense, subject to the specifications and procedures set forth for the applicable Dry Dock:
(1) Perform all work required to place the Dry Dock in a safe stowage condition. Such work shall include, as a minimum, the following:
(i) externally blank all overboard discharges above the waterline;
(ii)  wire all sea valves shut;
(iii) clean tanks, voids, and compartments;
(iv) drain all piping systems;
(v) clean and dry all heads and sanitary facilities;
(vi) secure all topside closures;
(vii) remove all trash, debris, and fire hazards;
(viii) fabricate and install a breakwater at the towing end of the Dry Dock; and
(2) Prepare the Dry Dock for tow in accordance with requirements established by an independent qualified marine surveyor and approved by the Navy. To the extent that the Navy and the marine surveyor disagree, and the Navy imposes additional requirements for the prep-foretow, the cost of implementing these additional requirements will be reimbursed to the Lessee in accordance with Special Lease Requirement H-5, Capital Maintenance. The Lessee shall return the Dry Dock to the custody of the Government as specified above, except that the Government may direct the return of the Dry Dock to another location with the following provisions.
(i) If such direction causes an increase in the cost either of preparation for tow or of the tow itself, the allowable costs incurred in excess of those which would have been incurred to effect return at the place herein specified prior to the direction of the PCO will be credited in accordance with Special Lease Requirement H-5, Capital Maintenance; and
(ii) If such direction causes a decrease in the cost either of preparation for tow or of the tow itself, the Lessee shall pay to the Government as additional rent an amount equal to the difference between the allowable costs which would have been incurred to effect return at the place specified absent the direction of the PCO and the allowable costs incurred to effect return as directed.
(g) If the lease is extended for an additional Lease Term or otherwise continued or a follow-on lease is awarded, then the obligations in this Lease Clause will be deferred until such time as the then current Lease Term expires, or is terminated, or canceled.

PART II--LEASE CLAUSES
SECTION I--LEASE CLAUSES
This Lease Agreement incorporates the following Lease Clauses in full text as follows:
LEASE
CLAUSE NO.   TITLE AND DATE   PAGE
1.   PURPOSE   20
2.   RENT   20
3.   INSURANCE AND RISK OF LOSS   20
4.   PERFORMANCE BOND   23
5.   INTEREST   23
6.   RIGHT TO SUBLEASE OR ASSIGN   23
7.   INDEMNIFICATION   23
8.   DISCLAIMER OF WARRANTY AND CONDITION OF   24
   DRY DOCK
9.   TERMINATION BY THE GOVERNMENT   24
10.   TERMINATION BY THE LESSEE   25
11.   MOVEMENT OF DOCK   26
12.   ALTERATIONS   26
13.   GOVERNMENT ACCESS   27
14.   NON-REHABILITATION   27
15.   PAYMENTS AND DISBURSEMENTS   27
16.   STATE AND LOCAL TAXES   28
17.   PRORATION IN EVENT OF TERMINATION   28
18.   FAILURE TO INSIST ON COMPLIANCE   29
19.   NOTICES   29
20.   COVENANT AGAINST CONTINGENT FEES   29
21.   OFFICIALS NOT TO BENEFIT   29
22.   GRATUITIES   29
23.   DISPUTES   30
24.   EQUAL OPPORTUNITY   32
25.   EXAMINATION OF RECORDS   34
26.   LABOR PROVISIONS   34
27.   AUDIT BY DEPARTMENT OF DEFENSE   37
28.   CERTIFICATION OF REQUESTS FOR ADJUSTMENT   38
   ON RELIEF
29.   ORDER OF PRECEDENCE   39
30.   DRUG-FREE WORKPLACE   39
31.   CLEAN AIR AND WATER   41

1.  PURPOSE
These additional Lease Clauses form a part of the lease bearing the number designated above.

2.  RENT
For the right to use the Dry Dock, the Lessee shall pay to the Government the rent due for the previous annual period less the sum of all amounts allowed as credits against the Amount To Be Paid during the preceding annual period. The amount due the Government is to be paid within fifteen (15) days after the end of the annual period.

3. INSURANCE AND RISK OF LOSS
(a) From the date of delivery of the Dry Dock to Lessee until return of the Dry Dock to custody of the Government, the Lessee, at its own expense and without reimbursement under this lease, shall procure and maintain the following insurance and pay any applicable deductibles.
(1) Marine floating dry dock insurance for a minimum amount of $1,484,000 during any tow, including tow required to redeliver the Dry Dock in accordance with Special Lease Requirement H-8, Return of Dry Dock, and a minimum of $742,000 hull damage insurance while the Dry Dock is located at a shoreside facility. At Lessees expense and within thirty (30) days after Lease award, Lessee will forward to the PCO the recommendation of a Certified Marine Surveyor for the amount of hull damage insurance. If the figure is higher than $742,000, this clause will then be modified to include that amount for hull damage liability.
(2) Workmens compensation (including longshoremen and harbor workers coverage) and employers liability in the minimum amount of $100,000 per occurrence; bodily injury liability in the minimum amount of $500,000 per occurrence; and third party property damage liability in the minimum amount of $500,000 per occurrence. Each such policy shall contain an endorsement reading substantially as follows:
The insurer waives any right of subrogation against the United States of America which might arise by reason of any payment under this policy.
(b) All insurance shall protect the Government and the Lessee against their respective risks and liabilities in connection with the Dry Dock, shall name the Lessee and the United States of America (Department of the Navy) as insureds, and for hull insurance shall contain a loss payable clause reading substantially as follows:
Loss, if any, under this policy shall be adjusted with (Lessee) and the proceeds, at the direction of the Government, shall be payable to (Lessee). Proceeds not paid to (Lessee) shall be payable to the United States of America.
(c) Except as otherwise specifically provided herein, all insurance required to be carried by the Lessee must be in such form, for such amounts, and for such periods of time as the Naval Sea Systems Command may specify, and with such insurers as the Naval Sea Systems Command, represented by the Insurance Examiner of the Navy, may approve. Each policy of insurance shall provide for thirty (30) days advance notice to the Insurance Examiner before cancellation of the policy by the insurer. A certificate or certified copy of each policy of insurance procured hereunder must be deposited with the said Insurance Examiner at the following address: Office of the Assistant Secretary of the Navy, (Research, Development and Acquisition) APIA PP, Washington, DC 20350-1000, with a copy to the PCO, promptly following the date of delivery of the Dry Dock, and like evidence of renewal of insurance must be deposited with the Insurance Examiner not less than thirty (30) days before expiration of the term of insurance.
(d) Nothing in this Lease Clause may be construed as a waiver of Lessees obligations under Lease Clause 7, Indemnification.
(e) All risk of loss of or damage to the Dry Dock during the term of this lease, whether or not caused by the failure of the Lessee to exercise due diligence in complying with the provisions hereof, shall be borne by the Lessee, and the Lessee shall, upon demand and at the election of the Naval Sea Systems Command, either compensate the Government in full for any loss or damage, or rebuild, replace or repair any part of the Dry Dock lost or damaged; provided, however, that the Lessee is liable for loss or destruction of, or damage to, the Dry Dock (i) that results from a risk expressly required to be insured under this lease, but only to the extent of the insurance required to be purchased and maintained or to the extent of insurance actually purchased and maintained, whichever is greater; (ii) that results from a risk that is in fact covered by insurance or for which the Lessee is otherwise reimbursed, but only to the extent of such insurance or reimbursement; and provided, further, that the Lessee is not liable for loss of or damage to the Dry Dock arising from causes beyond the control of the Lessee occasioned by a risk not in fact covered and customarily covered by insurance in the locality in which the Dry Dock is situated. Nothing contained herein, however, shall relieve the Lessee of liability with respect to any loss of or damage to the Dry Dock, not fully compensated for by insurance, which results from the willful misconduct, lack of good faith, or failure to exercise due diligence on the part of any of the Lessees officers, directors or representatives having supervision or direction of the Dry Dock.
(f) In the event the Dry Dock or any part of it requires repair or restoration resulting from loss or damage the risk of which is required hereunder to be covered by insurance, the Lessee shall promptly give notice to the Naval Sea Systems Command and submit a report on the extent of damage together with an estimate of the cost to repair the damage and the time needed to complete the repairs. The Lessee shall effect any repairs or restorations the Naval Sea Systems Command may direct or approve. The Naval Sea Systems Command shall direct the payment to the Lessee of as much of the proceeds of the available insurance covering the loss or damage necessary to reimburse the Lessee for the allowable costs of effecting an authorized repair or restoration. If the insurance proceeds are not sufficient to cover the allowable costs of a repair or a restoration, and if the loss or damage has resulted from any cause the risk of which is not required by this lease to be borne by the Lessee without regard to the sufficiency of insurance proceeds, the excess of the allowable costs over the insurance proceeds shall be applied as a credit against the Amount To Be Paid for the annual period in which the Lessee commenced the repair or restoration and any balance not so credited will be credited against the Amount To Be Paid for the succeeding annual periods of the then current term of the lease. If the Lessee was not required or authorized to effect a repair or a restoration, the Lessee shall promptly refund to the Government the amount of any insurance proceeds paid the Lessee on account of the loss or damage.
(g) (1) The Lessee shall provide, maintain, change or discontinue such insurance as the Government may from time to time require; however, except as provided at paragraph (e)(ii) above, the Lessees liability for loss or damage to the Dry Dock is modified accordingly.
(2) If any insurance requirement is changed pursuant to (1) above, an equitable adjustment in rent will be made to reflect any resulting saving or increased costs to the Lessee.
4.  PERFORMANCE BOND
Prior to the delivery of the Dry Dock to the Lessee, the Lessee shall furnish a performance bond in the penal sum amount of Fifty Thousand ($50,000). This performance bond shall be substantially in accordance with U.S. Government Standard Form 25 Performance Bond, be satisfactory in all respects to the Government, and be for the full lease period.
5.  INTEREST
Notwithstanding any other provisions of this lease, all amounts that become payable by the Lessee to the Government under this lease (net of any applicable tax credit under the Internal
Revenue Code(26 U.S.C. 1481)), unless paid within 30 days, shall bear interest from the date due until paid. The interest rate shall be the interest rate established by the Secretary of the Treasury pursuant to Public Law 95-563, as of the date the amount becomes due as herein provided. Amounts are due upon the earliest of: (i) the date fixed under this lease; (ii) the date of the first written demand for payment consistent with this lease, including any demand consequent upon default termination;
(iii) the date of transmittal by the Government to the Lessee of a proposed supplemental agreement to confirm completed negotiations fixing the amount; or (iv) if the lease provides for revision of prices, the date of written notice to the Lessee stating the amount of refund payable in connection with a pricing proposal or in connection with a negotiated pricing agreement not confirmed by supplemental agreement.
6.  RIGHT TO SUBLEASE OR ASSIGN
Neither this lease nor any interest in it may be transferred, assigned or subleased by the Lessee except with the written consent of the PCO. The Dry Dock may not be sublet or otherwise be made available by the Lessee to any third party, including any other Federal Government agency, without such written consent.
7.  INDEMNIFICATION
The Lessee expressly agrees to indemnify and hold harmless the United States Government, its officers, employees, agencies, and instrumentalities against all suits, actions, claims, costs, or demands (including, without limitation (i) suits, actions, claims, costs, or demands resulting from death, personal injury, and property damage; and (ii) suits, actions, claims, costs, demands, fees and penalties arising out of violations of any Federal, State or local environmental protection law, regulation or ordinance) to which the Government, its officers, employees, agencies and instrumentalities may be subject as a result of the use or possession of the leased property by the Lessee or any Sub-Lessee.
8.  DISCLAIMER OF WARRANTY AND CONDITION OF DRY DOCK
The Dry Dock is leased to the Lessee on an as is, where is basis without warranty of any kind, express or implied, on the part of the Government. The Lessee acknowledges that no representations concerning the condition or state of repair to the Dry Dock or any part of it has been made by the Government prior to, or at the time of, the execution of this lease which are not set forth herein and that this lease contains all the agreements of the parties. The Lessee further acknowledges that the Government has made no agreement or promise to alter, improve, adapt, or repair the Dry Dock, any part of it, or any related equipment, prior to, or at the time of the execution of this lease. The Lessee further acknowledges that it is responsible for preparing the Dry Dock for tow and for towing the Dry Dock to the Lessees Navy-approved mooring site.
9.  TERMINATION BY THE GOVERNMENT
This lease may be terminated by the Government at any time prior to the expiration of the term:
(a) During any national emergency declared by the President or Congress;
(b) Upon written notice to the Lessee whenever the Secretary of the Navy determines that the interests of national defense require it;
(c) Upon ten (10) days written notice to the Lessee if the Lessee defaults in the performance of any of its obligations hereunder and fails to cure or initiate action to cure such default within thirty (30) days after receipt of notice from the PCO specifying such default or within such longer time as may have been specified in said notice; however, in lieu of terminating this lease, the Government may elect to perform, or cause to be performed, the defaulted obligations for the account of and at the expense of the Lessee;
(d) Upon thirty (30) days written notice to the Lessee after determination by the PCO that the Dry Dock is not being used to an extent commensurate with ship repair work available in the area;
(e) In the event of proceedings in any Federal or State court for adjudication of the Lessee as bankrupt by the Lessee or others, for corporate reorganization of the Lessee, for an arrangement within the meaning of the Bankruptcy Act and any amendments thereto, for other similar debtor or creditor relief available under State or local law, or upon the appointment of a Receiver or Trustee for the property of the Lessee;
(f) Upon ninety (90) days written notice to the Lessee following a determination by the Secretary that the Dry Dock is surplus to the further needs and responsibilities of the Government;
(g) Upon thirty (30) days written notice to the Lessee after determination by the Contracting Officer that the Lessee has failed to meet the requirements of Special Lease Requirement H-6, Safety Certification.
(h) If the Government terminates this lease under paragraph (c),
(d), (e) or (g) of this clause, it may immediately re-enter and resume possession of the Dry Dock and remove all persons and property therefrom, but such entry is not deemed an acceptance or surrender of this lease. In the event of termination and reentry the Government may, at its election, relet the Dry Dock for any period, less than, equal to, or greater than the remainder of the term of this lease or any extension thereof, for any rental and upon any terms and conditions deemed by the Government to be reasonable and satisfactory, and the Lessee is liable to and shall pay the Government the amount of the difference between the rental and charges received by the Government from such reletting of the Dry Dock. This amount is due and payable at the time specified for the payment of rent in Lease Clause 2, Rent. It is expressly agreed and understood that, whether or not the Government relets the Dry Dock, the Lessee is obligated to reimburse the Government for any costs incurred by the Government in (i) resuming possession of the Dry Dock, and (ii) performing or having performed the maintenance and any other obligation for which the Lessee is responsible under this lease but has failed to perform. The Government is not be liable for any costs incurred by the Lessee under the Lease Clause H-5, Capital Maintenance, which exceed the total amount of rent due at the time of said determination.
10.  TERMINATION BY THE LESSEE
This lease may be terminated by the Lessee at any time prior to the expiration of the term upon thirty (30) days written notice to the PCO in the event of damage to or destruction of all or a substantial part of the Dry Dock so as to render the Dry Dock incapable of use for the purposes for which it is leased hereunder; but only if (i) the damage or destruction is occasioned by a risk not in fact covered and not customarily covered by insurance in the locality in which the Dry Dock is located or by a risk which is covered by insurance and the Government either has not authorized or directed the repair, rebuilding or replacement of the Dry Dock or does not make provision for payment for such repair, rebuilding or replacement by the application of insurance proceeds or otherwise, and (ii) the damage or destruction is not occasioned by the fault or negligence of the Lessee or by any failure or refusal on its part fully to comply with its obligations hereunder.
11.  MOVEMENT OF DOCK
Any movement of the Dry Dock is at the sole expense of the Lessee and must be conducted in accordance with rules and regulations prescribed in advance of the movement by the PCO; however, prior to any movement of the Dry Dock, including sea towing, approval of the PCO must be obtained of the preparation for towing the Dry Dock and preparation of the operating berth of the Dry Dock.
12.  ALTERATIONS
The Lessee may not, so long as this lease is in effect, make any substantial alterations, additions or betterments to the Dry Dock without the prior approval or consent of the PCO. All approved alterations, additions or betterments shall become the property of the Government when annexed to any property included in the Dry Dock, except those items of personal property belonging to the Lessee which can be readily removed without injury to the Dry Dock. Such items must be removed by the Lessee prior to the expiration of the lease or within such additional periods as the Government may allow. All property not removed is deemed abandoned by the Lessee and may be used or disposed of by the Government without liability or any obligations to account for it to the Lessee. Nothing contained herein authorizes any alterations, additions, or betterments to the Dry Dock which will render the Dry Dock unsuitable for the purpose for which the Dry Dock was designed or is being retained by the Government unless, in addition to securing the prior approval or consent of the Government thereto, the Lessee agrees to restore the Dry Dock to its condition at the time of delivery, at its own expense, within ninety (90) days after being required so to do by the Government
(i) during any period of national emergency, or (ii) after determination by the Secretary of the Navy that such restoration is in the interest of national defense. The Lessee shall not do or suffer anything to be done upon or in connection with the Dry Dock anything which could subject it or any part of it to any liens or rights in rem and shall promptly discharge or cause to be discharged any lien or right in rem of any kind other than one in favor of the Government which at any time may arise or exist with respect to the Dry Dock or to any alterations, additions or betterments to it.
13.  GOVERNMENT ACCESS
The Government or its designated representative shall have access at all reasonable times to the Dry Dock for the purpose of inspecting or inventorying it and for other purposes under this lease.

14.  NON-REHABILITATION
The Government is not be under any duty or obligation to restore or rehabilitate, or to pay the costs of the restoration or rehabilitation of, any part of the land or any other property of the Lessee affected by the installation, possession, operation, or removal of the Dry Dock under this lease or otherwise.

15. PAYMENTS AND DISBURSEMENTS
(a) Payments required to be made by the Lessee pursuant to Lease Clause 2, Rent, must be made to the Defense Finance Accounting Service - Columbus Center, DFAS - CO/Capital Division, P.O. Box 182263, Columbus, OH 43218-2263.
(b) At the end of each annual period, the Lessee may submit to the PCO certified bills in respect of all items for which the Lessee is entitled to reimbursement under this lease. Promptly after receipt of each such submission of bills, the Government shall, within the limits of the appropriations available therefor, pay to the Lessee the amount determined to be allowable costs reimbursable to the Lessee under this lease on account of such items and not previously paid or credited. Such allowable costs will be determined in accordance with Part 31 of the Federal Acquisition Regulation in effect on the date of this lease, and shall exclude any profit to the Lessee. The PCOs decision on any request for payment by the Lessee, when reduced in writing and received by the Lessee, is binding on the parties hereto, subject to written appeal by the Lessee in accordance
with Lease Clause 23, Disputes.(c)   When any payment is to be
made hereunder, the Contracting Officer, as a condition precedent to approving such payment, may, in his discretion, require that affidavits satisfactory to him be furnished by the Lessee that no liens or rights in rem of any kind lie under or have attached against the Dry Dock, or any material or equipment furnished for it, or any part of it, either for or on account of any work done upon or about the Dry Dock, or any material or equipment furnished for it, or in connection with it, or any other cause or thing, or any claims or demands of any kind except the claims of the Government. The Lessee shall promptly discharge or cause to be discharged any valid lien or right in rem not promptly be discharged, the Government may discharge or cause to be discharged said lien or right in rem at the expense of the Lessee.

16.  STATE AND LOCAL TAXES
In the event that, as a result of any future Act of Congress subjecting Government-owned property to ad valorem taxation, taxes, assessments, or similar charges are imposed by State or local authorities upon the lease property (other than upon the Lessees possessory or use interest therein), the Lessee shall pay it when due and payable and this lease shall be re-negotiated to accomplish an equitable reduction in the rent, which shall not be greater than the amount of such taxes, assessments, or similar charges; provided, that, in the event that the parties are unable to agree, within ninety (90) days from the date of the imposition of such taxes, assessments, or similar charges, on a rental which, in the opinion of the Government, constitutes a reasonable return to the Government on the lease property, then, in that event, the Government may determine the amount of the rental, which shall be binding on the Lessee, subject to appeal in accordance with Lease Clause 23, Disputes.

17.  PRORATION IN EVENT OF TERMINATION
In the event of termination of this lease pursuant to Lease Clause 9, Termination by the Government, or Lease Clause 10, Termination by the Lessee, the amount to be paid to the Government will be prorated to the date of Termination.

18.  FAILURE TO INSIST ON COMPLIANCE
The failure of the Government to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this lease may not be construed as a waiver or relinquishment of the Governments right to the future performance of any such terms, covenants or conditions; and the Lessees obligations in respect of such future performance shall continue in full force and effect.

19.  NOTICES
Except as provided in Special Lease Requirement H-5, Capital
Maintenance, paragraph (b), no notice, order, direction, determination, requirement, consent or approval under this lease is of any effect unless in writing.

20.  COVENANT AGAINST CONTINGENT FEES
The Lessee warrants that no person or agency has been employed or retained to solicit or secure this lease upon an agreement or understanding for a contingent fee, excepting a bonafide employee or agency maintained by the Lessee for the purpose of securing business. For breach or violation of this warranty, the Government may annul this lease without liability.

21.  OFFICIALS NOT TO BENEFIT
No member of or delegate to Congress, or resident commissioner, may be admitted to any share or part of this lease or to any benefit that may arise therefrom, but this provision does not apply to this lease if it is made with a corporation for its general benefit.

22.    GRATUITIES
(a) The right of the Lessee to proceed may be terminated by written notice if, after notice and hearing, the agency head or a designee determines that the Lessee, its agent, or another representative--
(1)    Offered or gave a gratuity (e.g., any entertainment or
gift) to an officer, official, or employee of the Government; and
(2) Intended, by the gratuity, to obtain a lease or favorable treatment under a lease.
(b)   The facts supporting the determination may be reviewed by
any   court having lawful jurisdiction.
(c) If this lease is terminated under paragraph (a) above, the Government is entitled--
(1) To pursue the same remedies as in a breach of the lease, and
(d) The rights and remedies of the Government provided in this clause are not exclusive and are in addition to any other rights and remedies provided by law or under this lease.

23.  DISPUTES
(a) This lease is subject to the Contract Disputes Act of 1978, as amended (41 U.S.C. 601-613) (the Act).
(b) Except as provided in the Act, all disputes arising under or relating to this lease shall be resolved under this clause.
(c) Claim as used in this clause, means a written demand or written assertion by one of the parties seeking, as a matter of right, the payment of money in a sum certain, the adjustment or interpretation of lease terms, or other relief arising under or relating to this lease. A claim arising under a lease, unlike a claim relating to that lease, is a claim that can be resolved under a lease clause that provides for the relief sought by the claimant. However, a written demand or written assertion by the Lessee seeking the payment of money exceeding $50,000 is not a claim under the Act until certified as required by subparagraph
(d)(2) below. A voucher, invoice, or other routine request for payment that is not in dispute when submitted is not a claim under the Act. The submission may be converted to a claim under the Act, by complying with the submission and certification requirements of this clause, if it is disputed either as to liability or amount or is not acted upon in a reasonable time.
(d) (1) A claim by the Lessee shall be made in writing and submitted to the Contracting Officer for a written decision. A claim by the Government against the Lessee shall be subject to a written decision by the Contracting Officer.
(2)(i) Lessees shall provide the certification specified in subparagraph (d)(2)(iii) of this clause when submitting any claim-
(A)    Exceeding $50,000; or
(B)    Regardless of the amount claimed, when using-


(1) Arbitration conducted pursuant to 5 U.S.C.
575-580; or
(2) Any other alternative means of dispute resolution (ADR) technique that the agency elects to handle in accordance with the Administrative Dispute Resolution Act (ADRA).
(ii) The certification requirement does not apply to issues in controversy that have not been submitted as all or part of a claim.
(iii) The certification shall state as follows: certify that the claim is made in good faith; that the supporting data are accurate and complete to the best of my knowledge and belief; that the amount requested accurately reflects the adjustment for which the Lessee believes the Government is liable; and that I am duly authorized to certify the claim on behalf of the Lessee.11
(3) The certification may be executed by any person duly authorized to bind the Lessee with respect to the claim.
(e) For Lessee claims of $50,000 or less, the Contracting Officer must, if requested in writing by the Lessee, render a decision within 60 days of the request. For Lessee-certified claims over $50,000, the Contracting Officer must, within 60 days, decide the claim or notify the Lessee of the date by which the decision will be made.
(f) The Contracting Officers decision shall be final unless the Lessee appeals or files a suit as provided in the Act.
(g) At the time a claim by the Lessee is submitted to the Contracting officer or a claim by the Government is presented to the Lessee, the parties, by mutual consent, may agree to use ADR. When using arbitration conducted pursuant to 5 U.S.C. 575-580, or when using any other ADR technique that the agency elects to handle in accordance with the ADRA, any claim, regardless of amount, shall be accompanied by the certification described in subparagraph (d)(2)(iii) of this clause, and executed in accordance with subparagraph (d)(3) of this clause.
(h) The Government shall pay interest on the amount found due and unpaid from (1) the date the Contracting Officer receives the claim (certified, if required), or (2) the date that payment otherwise would be due, if that date is later, until the date of payment. With regard to claims having defective certifications, as defined in FAR 33.201, interest shall be paid from the date that the Contracting officer initially receives the claim.
Simple interest on claims shall be paid at the rate, fixed by the Secretary of the Treasury as provided in the Act, which is applicable to the period during which the Contracting Officer receives the claim and then at the rate applicable for each 6-month period as fixed by the Treasury Secretary during the pendency of the claim.
(i) The Lessee shall proceed diligently to comply with this lease, pending final resolution of any request for relief, claim, appeal, or action arising under the lease, and comply with any decision of the Contracting Officer.

24.    EQUAL OPPORTUNITY
(a) If, during any 12-month period (including the 12 months preceding the award of this lease), the Lessee has been or is awarded nonexempt Federal contracts and/or subcontracts that have an aggregate value in excess of $10,000, the Lessee shall comply with subparagraphs (b)(1) through (11) below. Upon request, the Lessee shall provide information necessary to determine the applicability of this clause.
(b)   During performing this lease, the Lessee agrees as follows:
(1) The Lessee shall not discriminate against any employee or applicant for employment because of race, color, religion, sex, or national origin.
(2) The Lessee shall take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex, or national origin. This shall include, but not be limited to
(i) employment, (ii) upgrading, (iii) demotion, (iv) transfer,
(v) recruitment or recruitment advertising, (vi) layoff or termination, (vii) rates of pay or other forms of compensation, and (viii) selection for training, including apprenticeship.
(3) The Lessee shall post in conspicuous places available to employees and applicants for employment the notices to be provided by the Contracting Officer that explain this clause.
(4) The Lessee shall, in all solicitations or advertisements for employees placed by or on behalf of the Lessee, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex, or national origin.
(5) The Lessee shall send, to each labor union or representative of workers with which it has a collective bargaining agreement or other contract or understanding, the notice to be provided by the Contracting Officer advising the labor union or workers representative of the Lessees commitments under this clause,, and post copies of the notice in conspicuous places available to employees and applicants for employment.
(6) The Lessee shall comply with Executive Order 11246, as amended, and the rules, regulations, and orders of the Secretary of Labor.
(7) The Lessee shall furnish to the contracting agency all information required by Executive Order 11246, as amended, and by the rules, regulations, and orders of the Secretary of Labor. Standard Form 100 (EEO-1), or any successor form, is the prescribed form to be filed within thirty (30) days following the award, unless filed within 12 months preceding the date of award.
(8) The Lessee shall permit access to its books, records, and accounts by the contracting agency or the Office of Federal Contract Compliance Programs (OFCCP) for the purposes of investigation to ascertain the Lessees compliance with the applicable rules, regulations, and orders.
(9) If the OFCCP determines that the Lessee is not in compliance with this clause or any rule, regulation, or order of the Secretary of Labor, this lease may be canceled, terminated, or suspended in whole or in part and the Lessee may be declared ineligible for further Government contracts, under the procedures authorized in Executive Order 11246, as amended. In addition, sanctions may be imposed and remedies invoked against the Lessee as provided in Executive Order 11246, as amended, the rules, regulations, and orders of the Secretary of Labor, or as otherwise provided by law.
(10) The Lessee shall include the terms and conditions of subparagraph (b)(1) through (11) of this clause in every subcontract or purchase order that is not exempted by the rules, regulations, or orders of the Secretary of Labor issued under Executive Order 11246, as amended, so that these terms and conditions will be binding upon each subcontractor or vendor.
(11) The Lessee shall take such action with respect to any subcontract or purchase order as the contracting agency may direct as a means of enforcing these terms and conditions, including sanctions for noncompliance; provided that if the Lessee becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of any direction, the Lessee may request the United States to enter into the litigation to protect the interest of the United States.

(c) Notwithstanding any other clause in this lease, disputes relative to this clause will be governed by the procedures in 41
CFR 60-1.1.

25.    EXAMINATION OF RECORDS
(a) This clause applies if this lease exceeds $10,000 and was entered into by negotiation.
(b) The Comptroller General of the Unites States or a duly authorized representative from the General Accounting Office shall, until 3 years after expiration of the lease, or for any shorter period as is agreed to by the parties, have access to and the right to examine any of the Lessees directly pertinent books, documents, papers, or other records involving transactions related to this lease.
(c) The Lessee agrees to include in first-tier subcontracts under this lease a clause to the effect that the Comptroller General or a duly authorized representative from the General Accounting Office shall, until 3 years after expiration of the subcontract, or for any shorter period agreed to by the parties have access to and the right to examine any of the subcontractors directly pertinent books, documents, papers, or other records involving transactions related to the subcontract. Subcontract as used in this clause, excludes (1) purchase orders not exceeding $25,000 and (2) subcontracts or purchase orders for public utility services at rates established to apply uniformly to the public, plus any applicable reasonable connection charge.
(d)   The periods of access and examination in paragraphs (b) and
(c) above for records relating to (1) appeals under the Disputes clause, (2) litigation or settlement of claims arising from the performance of this lease, or (3) costs and expenses of this lease to which the Comptroller General or a duly authorized representative from the General Accounting Office has taken exception shall continue until such appeals, litigation, claims, or exceptions are disposed of.

26.    LABOR PROVISIONS
(a) Convict Labor--In connection with the performance of work under this lease, the Lessee agrees not to employ any person undergoing sentence of imprisonment, except as provided by 10 U.S.C. 4082 (c)(2) and Executive Order 11755, Dec. 29, 1973.

(b) Contract Work Hours Standards Act - Overtime Compensation. This contract, to the extent that it is of a character specified in the Contract Work Hours Standards Act (40 U.S.C. 327-330), is subject to the following provisions and to all other applicable provisions and exceptions of such Act and the regulations of the Secretary of Labor thereunder.
(1) Overtime Requirements--No Lessee or subcontractor contracting for any part of the lease work which may require or involve the employment of laborers or mechanics (see Federal Acquisition Regulation (FAR) 22.300) shall require or permit any such laborers or mechanics in any workweek in which the individual is employed on such work to work in excess of 40 hours in such workweek unless such laborer or mechanic receives compensation at a rate not less that 1 1/2 times the basic rate of pay for all hours worked in excess of 40 hours in such workweek.
(2) Violation; liability for unpaid wages; liquidated damages-- In the event of any violation of the provisions set forth in paragraph (a) of this clause, the Lessee and any subcontractor responsible therefor shall be liable for the unpaid wages. In addition, such Lessee and subcontractor shall be liable to the United States (in case of work done under lease for the District of Columbia or a territory, to such district or to such territory), for liquidated damages. Such liquidated damages shall be computed with respect to each individual laborer or mechanic employed in violation of the provisions set forth in paragraph (i) of this clause in the sum of $10 for each calendar day on which such individual was required or permitted to work in excess of the standard workweek of 40 hours without payment of the overtime wages required by provisions set forth in paragraph
(i)   of this clause
(3) Withholding for unpaid wages and liquidated damages--The Contracting officer shall upon his or her own action or upon written request of an authorized representative of the Department of Labor withhold or cause to be withheld, from any moneys payable on account of work performed by the Lessee or subcontractor under any such contract or any Federal contract with the same Lessee, or any other Federal-assisted lease subject to the Contract Work Hours and Safety Standards Act which is held by the same Lessee, such sums as may be determined to be necessary to satisfy any liabilities of such Lessee or subcontractor for unpaid wages and liquidated damages as provided in the provisions set forth in paragraph (ii) of this clause.


(4)   Payrolls and basic records
(i) The Lessee or subcontractor shall maintain payrolls and basic payroll records during the course of the lease work and shall preserve them for a period of 3 years from the completion of the lease for all laborers and mechanics working on the lease. Such records shall contain the name and address of each such employee, social security number, correct classifications, hourly rates of wages paid, daily and weekly number of hours worked, deductions made, and actual wages paid. Nothing in this paragraph shall require the duplication of records required to be maintained for construction work by Department of Labor regulations at 29 CFR 5.5(a)(3) implementing the Davis-Bacon Act.
(ii) The records to be maintained under paragraph (iv)(1) of this clause shall be made available by the Lessee or subcontractor for inspection, copying, or transcription by authorized representatives of the Contracting officer or the Department of the Labor. The Lessee or subcontractor shall permit such representatives to interview employees during working hours on the job.
(c)    Overtime and Shift Premiums--
(1) Insofar as practicable the Lessee shall perform any work required under this lease which is at the expense of the Government without the use of overtime or multi-shift labor for which premium payments are required, except to the extent that such payments either (A) are approved in writing on behalf of the Government by the Contracting Officer or (B) are paid for work--
(i) necessary to cope with emergencies such as those resulting from accidents, natural disasters, or breakdowns of equipment;
(ii) by indirect labor employees such as those performing duties in connection with administration, protection, transportation, maintenance, operation of utilities, or accounts;
(iii) in the performance of tests, laboratory procedures, loading or unloading of transportation media, and operations in flight or afloat, which are continuous in nature and cannot reasonably be interrupted or otherwise completed; or
(iv)   which will result in lower overall cost to the Government.

(2) The cost of overtime premiums or shift premiums otherwise allowable under (i) above shall be allowed only to the extent the amount thereof is reasonable and properly allocable to the work under this lease.

27.    AUDIT BY DEPARTMENT OF DEFENSE
(a) General. The Contracting officer or his representatives shall have the audit and inspection rights described in the applicable paragraphs (b), (c) and (d) below.
(b) Examination o-f Costs. The Lessee shall maintain, and the Contracting officer and his representatives shall have the right to examine, books, records, documents, and other evidence and accounting procedures and practices, sufficient to reflect properly (1) all direct and indirect costs of whatever nature claimed to have been incurred and anticipated to be incurred for the performance of this lease and (2) the use of, and charges for the use of, the facilities. Such right of examination shall include inspection at all reasonable times of the Lessees plants, or such parts, thereof, as may be engaged in the performance of this lease.
(c) rts. If the Lessee is required to furnish Cost Information Reports (CIR) or Contract Fund Status Reports (CFSR), the Contracting Officer or his representatives shall have the right to examine books, records, documents, and supporting materials, for the purpose of evaluating (i) the effectiveness of the Lessees policies and procedures to produce data compatible with the objectives of these reports, and (ii) the data reported.
(d) Availability. The materials described in (b), (c) and (d) above shall be made available at the office of the Lessee, at all reasonable times, for inspection, audit, or reproduction, until the expiration of three years from the date of final payment under this lease or such lesser time as agreed to by the parties, and for such longer period, if any, as is required by applicable statute, or by other clauses of this lease, or by (1) and (2) below:
(1) If this lease is completely or partially terminated, the records relating to the work terminated shall be made available for a period of three years from the date of any resulting final settlement.

(2) Records which relate to appeals under the Disputes clause of this lease, or litigation of the settlement of claims arising out of the performance of this lease, shall be made available until such appeals, litigation, or claims have been disposed of.
(e) The Lessee shall insert a clause containing all the provisions of this clause, including this paragraph (e), in all subcontracts exceeding $10,000 hereunder, except altered as necessary for proper identification of the contracting parties and the Contracting Officer under the Government prime contract.
28.    CERTIFICATION OF CLAIMS AND REQUESTS FOR ADJUSTMENT OR
RELIEF
(a) Any contract claim, request for equitable adjustment to lease terms, request for relief under Public Law 85-804 or other similar request exceeding $100,000 shall bear, at the time of submission, the following certificate given by an individual who has knowledge of the basis of the claim or request, knowledge of the accuracy and completeness of the supporting data, and knowledge of the claim or request:
I certify that the claim is made in good faith, that the supporting data are accurate and complete to the best of my knowledge and belief; and that the amount requested accurately reflects the lease adjustment for which the Lessee believes the Government is liable; and that I am duly authorized to bind the contractor with respect to the claim.

(Officials Name)

(Title)
(b) The certification in paragraph (a) of this clause requires full disclosure of all relevant facts, including cost and pricing data.
(c) The certification requirement in paragraph (a) of this clause does not apply to:
(1) Requests for routine contract payments--for example, those for pay merit for accepted supplies and services, routine vouchers under cost reimbursement-type contracts, and progress payment invoices; or

(2)   Final adjustments under incentive provisions of contracts.
(d) In those situations where no claim certification for the purposes of 10 U.S.C. 2410e has been submitted prior to the inception of a contract dispute, a single certification, using the language prescribed by the Contract Disputes Act (41 U.S.C. 601 et seq.) but signed by an individual who has knowledge of the basis of the claim or request, knowledge of the accuracy and completeness of the supporting data, and knowledge of the claim or request, will satisfy the certification requirements of both statutes.
(e) If this is a request for equitable adjustment under a substantially completed lease or a completed lease, the certification will be expanded to include the following:
This claim includes only costs for performing the alleged change, and does not include any costs which have already been reimbursed or which have been separately claimed. All indirect costs claimed are properly allocable to the alleged change in accordance with applicable acquisition regulations. I am aware that the submission of a false claim to the Government can result in the assessment of significant criminal and civil penalties and fines.

29.  ORDER OF PRECEDENCE
Any inconsistency in this solicitation or lease shall be resolved by giving precedence in the following order: (a) The Schedule;
(b) representations and other instructions; (c) lease clauses;
and (d) other documents, exhibits, and attachments.

30.    DRUG-FREE WORKPLACE
(a)    Definitions. As used in this clause.
(1) Employee in a sensitive position, as used in this clause, means an employee who has been granted access to classified information; or employees in other positions that the Contractor determines involve national security, health or safety, or functions other than the foregoing requiring a high degree of trust and confidence.
(2) Illegal drugs, as used in this clause, means controlled substances included in Schedules I and II, as defined by section 802(6) of Title 21 of the United States Code, the possession of which is unlawful under Chapter 13 of that Title.


The term illegal drugs does not mean the use of a controlled substance pursuant to a valid prescription or other uses authorized by aii.
(b) The Contractor agrees to institute and maintain a program for achieving that objective of a drug-free work force. While this clause defines criteria for such a program, contractors are encouraged to implement alternative approaches comparable to the criteria in paragraph (c) that are designed to achieve the objectives of this clause.
(c) Contractor programs shall include the following, or appropriate alternatives:
(1) Employee assistance programs emphasizing high level direction, education, counseling, rehabilitation, and coordination with available community resources;
(2) Supervisory training to assist in identifying and addressing illegal drug use by Contractor employees;
(3) Provision for self-referrals as well as supervisory referrals to treatment with maximum respect for individual confidentiality consistent with safety and security issues;
(4) Provision for identifying illegal drug users, including testing on a controlled and carefully monitored basis. Employee drug testing programs shall be established taking account of the following:
(i) The Contractor shall establish a program that provides for testing for the use of illegal drugs by employees in sensitive positions. The extent of and criteria for such testing shall be determined by the Contractor based on considerations that include the nature of the work being performed under the contract, the employees duties, the efficient use of Contractor resources, and t he risks to health, safety, or national security that could result from the failure of an employee adequately to discharge his or- her position.
(ii) In addition, the Contractor may establish a program for employee drug testing--
   (IA) When there is a reasonable suspicion that an employee uses illegal drugs; or
ii) When an employee has been involved in an accident or unsafe practice;

40

(C:) As part of or as a follow-up to counseling or rehabilitation for illegal drug use;
(1)) As part of a voluntary employee drug testing program.
(iii) The Contractor may establish a program to test applicants for employment for illegal drug use.
(iv) For- the purpose of administering this clause, testing for illegal drugs may be limited to those substances for which testing is prescribed by section 2.1 of Subpart B of the Mandatory Guidelines for Federal Workplace Drug Testing Programs (53 FR 11980 (April 11, 1988)), issued by the Department of Health and Human Services.
(d) Contractors shall adopt appropriate personnel procedures to deal with employees who are found to be using drugs illegally. Contractors shall not allow any employee to remain on duty or perform in a sensitive position who is found to use illegal drugs until such time as the Contractor, in accordance with procedures established by the Contractor, determines that the employee may perform in such a position.
(e) The provisions of this clause pertaining to drug testing program shall not apply to the extent they are inconsistent with state or local law, or with an existing collective bargaining agreement; provided that with respect to the latter, the Contractor agrees that those issues that are in conflict will be a subject of negotiation at the next collective bargaining session.

31.    CLEAN AIR AND WATER
(a) Air Act, as used in this clause, means the Clean Air Act (42 U.S.C. 7401, et seq.).
Clear air standards, as used in this clause, means-
(1) Any enforceable rules, regulations, guidelines, standards, limitations, orders, controls, prohibitions, work practices, or other requirements contained in, issued under, or otherwise adopted under the Air Act or Executive Order 11738;
(2) An applicable implementation plan as described in section 110(d) of the Air Act (42 U.S.C. 7410(d));


(3) An approved implementation procedure or plan under section 111(c) or section 111(d) of the Air Act (42 U.S.C.
7411(c) or (d)); ()r
(4) An approved implementation procedure under section 112(d) of the Air Act (42 U.S.C. 7412(d)).
OI Clean water standards, as used in this clause, means any enforceable limitation, control, condition, prohibition, standard, or other- requirement promulgated under the Water Act or contained in a permit issued to a discharger by the EPA or by a State under an approved program, as authorized by section 402 of the Water Act (33 U.S.C. 1342), or by local government to ensure compliance with pretreatment regulations as required by section 307 of the Water ..kct (33 U.S.C. 1317).
Compliance, as used in this clause, means compliance with-
(1)   Clear air or water standards; or
(2) A schedule or plan ordered or approved by a court of competent jurisdiction, the EPA, or an air or water pollution control agency under the requirements of the Air Act or Water Act and related regulations.
Facility, as used in this clause, means any building, plant, installation, structure, mine, vessel or other floating craft, location, or site of operations, owned, leased, or supervised by a Contractor or subcontractor, used in the performance of a contract or subcontract. When a location or site of operators includes more than one building, plant, installation, or structure, the entire location or site shall be deemed a facility, except when the Administrator, or a designee, of the EPA determines that independent facilities are collocated in one geographic,-al area.
Water Act, as used in this clause, means Clean Water Act (33 U.S.C. 1251, et seq.).
(b)   The Contractor agrees-
(1) To comply with the requirements of section 114 of the Clear Air Act (4, U.S.C. 7414) and section 308 of the Clean Water Act (33 U.S.C. 1:318) relating to inspection, monitoring, entry, reports, and information, as well as other requirements specified in section 114 and section 308 of the Air Act and the Water Act, and all regulations and guidelines issued to implement those acts before the award of this contract;

(2) That no portion of the work required by this prime contract will be performed in a facility listed on the EPA List of Violating Facilities on the date when this contract was awarded unless and until the EPA eliminates the name of the facility from the listing;
(3) To use best efforts to comply with clean air standards and clean water standards at the facility in which the contract is being performed; and
(4) To insert the substance of this clause into any nonexempt subcontract, including this subparagraph (b)(4).

SECTION J - LIST OF DOCUMENTS AND ATTACHMENTS
Not Applicable to this Lease Agreement.

PART IV - REPRESENTATIONS AND INSTRUCTIONS
SECTION K - REPRESENTATIONS, CERTIFICATIONS AND OTHER STATEMENTS
TO OFFERORS
1.    CERTIFICATE OF INDEPENDENT PRICE DETERMINATION
(a)    The offeror certifies that
(1) The rents in this offer have been arrived at independently, without, for the purpose of restricting competition, any consultation, communication, or agreement with any other offeror or competitor relating to (i) those rents, (ii) the intention to submit an offer, or (iii) the methods or factors used to calculate the rents offered;
(2) The rents in this offer have not been and will not be knowingly disclosed by the offeror, directly or indirectly, to any other offeror or competitor before bid opening (in the case of a sealed bid solicitation) or contract award (in the case of a negotiated solicitation unless otherwise required by law; and
(3) No attempt has been made or will be made by the offeror to induce any other concern to submit or not to submit an offer for the purpose of restricting competition.
(b) Each signature on the offer is considered to be a certification by the signatory that the signatory--
(1) Is the person in the offerors organization responsible for determining the rents being offered in this bid or proposal, and that the signatory has not participated and will not participate in any action contrary to subparagraphs (a)(1)through (a)(3) above; or
(2) (i) Has been authorized, in writing, to act as agent for the following principals in certifying that those principals have not participated, and will not participate in any action contrary to subparagraphs (a)(1) through (a)(3) above
(insert full name of person(s) in the  offerors  organization
Roland H. Webb.
responsible for determining the rents offered in this bid or proposal, and the title of his position in the offerors organization)

As an authorized agent, does certify that the principals named in subdivision (b)(2)(i) above have not participated, and will not participate, in any action contrary to subparagraphs (a)(1) through (a)(3) above; and
(iii) As an agent, has not personally participated and will not participate, in any action contrary to subparagraphs (a)(1) through (a)(3) above.
(c) If the offeror deletes or modifies subparagraph (a)(2) above, the offeror must furnish with its offer a signed statement setting forth in detail the circumstances of the disclosure.
2.    CONTINGENT FEE REPRESENTATION AND AGREEMENT
(a) Representation. The offeror represents that, except for full-time bonafide employees working solely for the offeror, the offeror -
(Note: The offeror must check the appropriate boxes. For interpretation of the representation, including the term bona fide employee, see subpart 3.4 of the Federal Acquisition Regulation.)
(1) has, X has not employed or retained any person or company to solicit or obtain this contract; and
(2) has, X has not paid or agreed to pay to any person or company employed or retained to solicit or obtain this contract any commission, percentage, brokerage, or other fee contingent upon or resulting from the award of this contract.
(b) Agreement. The offeror agrees to provide information relating to the above Representation as requested by the Contracting Officer and, when subparagraph (a)(1) or (a)(2) is answered affirmatively, to promptly submit to the Contracting Officer -
(1) A completed Standard Form 119, Statement of Contingent or Other Fees, (SF 119); or
(2) A signed statement indicating that the SF 119 was previously submitted to the same contracting office, including the date and applicable solicitation or contract number, and representing that the prior SF 119 applies to this offer or quotation.


3.  TYPE OF BUSINESS ORGANIZATION
The offeror or quoter, by checking the applicable box, represents that-
(a) It operates as      x a corporation incorporated under the
laws
an individual, - a
of the State of Delaware partnership, _ a nonprofit organization, or a joint

(b) If the offeror or quoter is a foreign entity, it operates as an individual, . a partnership, a nonprofit organization, a joint venture, or _ a corporation, registered for business in untry)
4.    PLACE OF PERFORMANCE
(a) The offeror, in the performance of any contract resulting from this solicitation, _ intends, X does not intend (check appropriate box) to use one or more Plants or facilities located at a different address from the address of the offeror as indicated in this proposal.
(b) If the offeror checks intends in paragraph (a) above, it shall insert in the spaces provided below the required information:
Place of Performance (Street
Address, City, County, State,
Zip Code)
Name and Address of owner and Operator of the Plant or Facility if other than Bidder

5.    MINIMUM OFFER ACCEPTANCE PERIOD
(a) Acceptance period as used in this provision,- means the number of calendar days available to the Government for awarding a contract from the date specified in this solicitation for receipt of proposals.
(b) This provision supersedes any language pertaining to the acceptance period that may appear elsewhere in this solicitation. 47

(c)    The Government requires a minimum acceptance period of
twenty) calendar days.
(d)   In the space provided immediately below, offerors may
specify a longer acceptance period:      calendar
days.
(e) An offer allowing less than the Governments minimum acceptance period will be rejected.
(f) The offeror agrees to execute all that it has undertaken to do, in compliance with its bid, if that bid is accepted in writing within (1) the acceptance period stated in paragraph (c) above or (2) any longer acceptance period stated in paragraph (d) above.
6.    CERTIFICATION OF NONSEGREGATED FACILITIES
(a) Segregated facilities as used in this provision, means any waiting rooms, work areas, rest rooms and wash rooms, restaurants and other eating areas, time clocks, locker rooms and other storage or dressing areas, parking lots, drinking fountains, recreation or entertainment areas, transportation, and housing facilities provided for employees that are segregated by explicit directive or are in fact segregated on the basis of race, color, religion or national origin, because of habit, local custom or otherwise.
(b) By the submission of this offer, the offeror certifies that it does not and will not maintain or provide for its employees any segregated facilities at any of its establishments, and that it does not and will not permit its employees to perform their services at any location under its control where segregated facilities are maintained. The offeror agrees that a breach of this certification is a violation of the Equal Opportunity clause in the contract.
(c) The offeror further agrees that (except where it has obtained identical certifications from proposed subcontractors for specific time periods) it will -
(1) Obtain identical certifications from proposed subcontractors before the award of subcontracts under which the subcontractor will be subject to the Equal Opportunity clause;
(2)    Retain the certifications in the files; and
(3) Forward the following notice to the proposed subcontractors (except if the proposed subcontractors have submitted identical certifications for specific time periods):


NOTICE TO PROSPECTIVE SUBCONTRACTORS OF REQUIREMENT FOR CERTIFICATIONS OF NONSEGREGATED FACILITIES
A Certification of Nonsegregated facilities must be submitted before the award of a subcontract under which the subcontractor will be subject to the Equal opportunity clause. The certification may be submitted either for each subcontract or for all subcontracts during a period (i.e., quarterly, semiannually, or annually).
NOTE: The penalty for making false statements in offers is prescribed in 18 U.S.C. 1001.
7.  PREVIOUS CONTRACTS AND COMPLIANCE REPORTS
The offeror represents that -
(a) It x has, has not participated in a previous contract or subcontract subject either to the Equal Opportunity clause of this solicitation, the clause originally contained in Section 310 of Executive Order 10925, or the clause contained in Section 201 of Executive Order No. 11114;
(b) It X - has, has not, filed all required compliance reports; and
(c) Representations indicating submission of required compliance reports, signed by proposed subcontractors, will be obtained before subcontract awards.
8.  AFFIRMATIVE ACTION COMPLIANCE
The offeror represents that (a) it X has developed and has on file, has not developed and does not have on file, at each establishment, affirmative action programs required by the rules and regulations of the Secretary of Labor (41 CFR 60-1 and 60-2), or (b) it has not previously had contracts subject to the written affirmative action programs requirement of the rules and regulations of the Secretary of Labor.
9.  CLEAN AIR AND WATER CERTIFICATION
The offeror certifies that
(a) Any facility to be used i e performance of this proposed contract is
     I is not listed on the
Environmental Protection Agency (EPA) List of Violating
Facilities;


(b) The offeror will immediately notify the Contracting officer, before award, of the receipt of any communication from the Administrator, or a designee, of the EPA, indicating that any facility that the Offeror proposes to use for the performance of the contract is under consideration to be listed on the EPA List of Violating Facilities; and
(c) The Offeror will include a certification substantially the same as this certification, including this paragraph (c), in every nonexempt subcontract.
10.    TAXPAYER IDENTIFICATION
(a)    Definitions
Common parent, as used in this solicitation provision, means that corporate entity that owns or controls an affiliated group of corporations that files its Federal income tax returns on a consolidated basis, and of which the offeror is a member. Corporate status, as used in this solicitation provision, means a designation as to whether the offeror is a corporate entity (e.g., sole proprietorship or partnership), or a corporation providing medical and health care services.
Taxpayer Identification Number (TIN), as used in this solicitation provision, means the number required by the IRS to be used by the offeror in reporting income tax and other returns.
(b) The offeror is required to submit the information required in paragraphs (c) through (e) of this solicitation provision in order to comply with reporting requirements of 26 U.S.C. 6041, 6041A, and 6050M and implementing regulation issued by the Internal Revenue Service (IRS). If the resulting contract is subject to the reporting requirements described in 4.902(a), the failure or refusal by the offeror to furnish the information may result in a 20 percent reduction of payments otherwise due under the contract.
(c)    Taxpayer Identification Number (TIN).
X   TIN: 13-2906669
TIN has been applied to.  TIN is not required because:
offeror is a nonresident alien, foreign corporation, or foreign partnership that does not have income effectively connected with the conduct of a trade or business in the U.S. and does not have an office or place of business or a fiscal paying agent in the U.S.; offeror is an agency or instrumentality of a foreign government offeror is and agency or instrumentality of a Federal, state, or local government; other. State basis.
(d) Corporate Status. corporation providing medical and health care services, or engaged in the billing and collecting of payments for such services;
X other corporate entity Not a corporate entity; Sole proprietorship Partnership Hospital or extended care facility described in 26 CFR 501(c)(3) that is exempt from taxation under 26 CFR 501(a).
(e)    Common Parent
Offeror is not owned or controlled by a common parent as defined in paragraph (a) of this clause.
- -X Name and TIN of common parent
Name Todd Shipyards Corporation TIN 13-5438577

11.  AUTHORIZED NEGOTIATORS
The offeror or quoter represents that the following persons are authorized to negotiate on its behalf with the Government in connection with the request for proposals: (list names, titles, and telephone numbers of the authorized negotiators).
Jim Anderson
623-1635 Ext. 171

12.    CERTIFICATION REGARDING DEBARMENT, SUSPENSION, PROPOSED
DEBARMENT, AND OTHER RESPONSIBILITY MATTERS
(a)(1) The Offeror certifies, to the best of its knowledge and belief, that-
(i)    The Offeror and/or of its Principals--

(A) Are are not /X/ presently debarred, suspended, proposed for debarment, or declared ineligible for the award of contracts by any Federal agency;
(B) Have have not /x/, within a three-year period preceding this offer, been convicted of or had a civil judgment rendered against them for: commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a public (Federal, state, or local) contract or subcontract; violation of Federal or state antitrust statutes relating to the submission of offers; or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, or receiving stolen property; and
(C) Are / are not /X/ presently indicted for, or otherwise criminally or civilly charged by a governmental entity with, commission of any of the offenses enumerated in subdivision
(a)(1)(i)(B) of this provision.
(ii) The Offeror has has not /X/, within a three-year period preceding this offer, had one or more contracts terminated for default by any Federal agency.
(2) Principals, for the purposes of this certification, means officers; directors; owners; partners; and, persons having primary management or supervisory responsibility within a business entity (e.g., general manger; plant manager; head of a subsidiary, division, or business segment, and similar positions).
THIS CERTIFICATION CONCERNS A MATTER WITHIN THE JURISDICTION OF AN AGENCY OF THE UNITED STATES AND THE MAKING OF A FALSE, FICTITIOUS, OR FRAUDULENT CERTIFICATION MAY RENDER THE MAKER SUBJECT TO PROSECUTION UNDER SECTION 1001, TITLE 18, UNITED STATES CODE.
(b) The Offeror shall provide immediate written notice to the Contracting officer if, at any time prior to contract award, the Offeror learns that its certification was erroneous when submitted or has become erroneous by reason of changed circumstances.
(c) A certification that any of the items in paragraph (a) of this provision exists will not necessarily result in withholding of an award under this solicitation. However, the certification will be considered in connection with a determination of the

Offerors responsibility. Failure of the offeror to furnish a certification or provide such additional information as requested by the Contracting Officer may render the offeror nonresponsible.
(d) Nothing contained in the foregoing shall be construed to require establishment of a system of records in order to render, in good faith, the certification required by paragraph (a) of this provision. The knowledge and information of an Offeror is not required to exceed that which is normally possessed by a prudent person in the ordinary course of business dealings.
(e) The certification in paragraph (a) of this provision is a material representation of fact upon which reliance was placed when making award. If it is later determined that the Offeror knowingly rendered an erroneous certification, in addition to other remedies available to the Government, the Contracting Officer may terminate the contract resulting from this solicitation for default.
13.    CERTIFICATION REGARDING A DRUG-FREE WORKPLACE
(a)    DEFINITIONS
Controlled substance means a controlled substance in schedules
I through V of section 202 of the Controlled Substance Act (21 U.S.C. 812) and as further defined in regulation at 21 CFR 1308.11 - 1308.15.
Conviction means a finding of guilt (including a plea of nolo contenders) or imposition of the sentence, or both, by any judicial body charged with the responsibility to determine violations of the Federal or State criminal drug statutes. Criminal drug statute means a Federal or non-Federal criminal statute involving the manufacture, distribution, dispensing, possession or use of any controlled substance.
Drug-free workplace means the site(s) for the performance of work done by the Contractor in connection with a specific contract at which employees of the Contractor are prohibited from engaging in the unlawful manufacture, distribution, dispensing, possession, or use of a controlled substance.
Employee means an employee of a Contractor directly engaged in the performance of work under a Government contract. Directly engaged is defined to include all direct cost employees and any other Contractor employee who has other than a minimal impact or involvement in contract performance.

Individual means an offeror/contractor that has no more than one employee including the offeror/contractor.
(b) By submission of its offer, the offeror, if other than an individual, who is making an offer that equals or exceeds $25,000, certifies and agrees that, with respect to all employees of the offeror to be employed under a contract resulting from this solicitation, it will--no later than 30 calendar days after contract award (unless a longer period is agreed to in writing), for contracts of 30 calendar days or more performance duration; or as soon as possible for contracts of less than 30 calendar
days      performance duration, but in any case, by a date prior
to
when      performance is expected to be completed--
(1) Publish a statement notifying such employees that the unlawful manufacture, distribution, dispensing, possession or use of a controlled substance is prohibited in the Contractors workplace and specifying the actions that will be taken against employees for violations of such prohibition;
(2) Establish an ongoing drug-free awareness program to inform such employees about--
(i)   The dangers of drug abuse in the workplace;
(ii) The Contractors policy of maintaining a drug-free workplace;
(iii) Any available drug counseling, rehabilitation, and employee assistance programs; and
(iv) The penalties that may be imposed upon employees for drug abuse violations occurring in the workplace;
(3) Provide all employees engaged in performance of the contract with a copy of the statement required by subparagraph
(b)(1) of this provision;
(4) Notify such employees in writing in the statement required by subparagraph (b)(1) of this provision that, as a condition of continued employment on the contract resulting from this solicitation, the employee will--
(i)      Abide by the terms of the statement; and
(ii) Notify the employer in writing of the employees conviction under a criminal drug statute for a violation occurring in the workplace no later than 5 calendar days after such conviction;

(5) Notify the Contracting Officer in writing within 10 calendar days after receiving notice under subdivision (b)(4)(ii) of this provision, from an employee or otherwise receiving actual notice of such conviction. This notice shall include the position title of the employee; and
(6) Within 30 calendar days after receiving notice under subdivision (b)(4)(ii) of this provision of a conviction, take one of the following actions within respect to any employee who is convicted of a drug abuse violation occurring in the workplace:
(i) Take appropriate personnel action against such employee; up to and including termination; or
(ii)         Require such employee to satisfactorily
participate on a drug abuse assistance or rehabilitation program approved for such purposes by a Federal, State, or local health, law enforcement, or other appropriate agency.
(7) Make a good faith effort to maintain a drug-free workplace through implementation of subparagraphs (b)(1) through (b)(6) of this provision.
(c) By submission of its offer, the offeror, if an individual who is making an offer of any dollar value, certifies and agrees that the offeror will not engage in the unlawful manufacture, distribution, dispensing, possession, or use of a controlled substance in the performance of the contract resulting from this solicitation.
(d) Failure of the offeror to provide their certification required by paragraphs (b) or (c) of this provision, renders the offeror unqualified and ineligible for award (See FAR 9.104-1(g) and 19.
(e) In addition to other remedies available to the Government, the certification in paragraphs (b) or (c) of this provision concerns a matter within the jurisdiction of an agency of the United States and the making of a false, fictitious, or fraudulent certification may render the maker subject to prosecution under Title 18, United States Code, Section 1001.